Exhibit 99.1

Novelion Therapeutics’ Request to Voluntarily Delist from the Toronto Stock Exchange Granted

Vancouver, BC, April 19, 2017 - Novelion Therapeutics, Inc. (NASDAQ: NVLN) (TSX: NVLN), a biopharmaceutical company dedicated to developing new standards of care for individuals living with rare diseases, today announced that, as part of its cost rationalization process, the Company’s request to voluntarily delist its common shares on the Toronto Stock Exchange ("TSX") at the close of markets on May 3, 2017 has been granted. The Company’s shares will continue to trade on the NASDAQ Global Select Market under the symbol “NVLN”.

The Company believes that the low trading volume of its shares on the TSX over a sustained period no longer justifies the financial and administrative costs associated with maintaining a dual listing. Canadian shareholders will be able to continue to trade the Company’s shares on the NASDAQ exchange through their brokers who have U.S. registered broker-dealer affiliates.

About Novelion Therapeutics
Novelion Therapeutics is a biopharmaceutical company dedicated to developing new standards of care for individuals living with rare diseases. Novelion has a diversified commercial portfolio through its indirect subsidiary, Aegerion Pharmaceuticals, Inc., which includes MYALEPT® and JUXTAPID®, and is also developing zuretinol acetate for the treatment of inherited retinal disease caused by underlying mutations in RPE65 or LRAT genes. The company seeks to advance its portfolio of rare disease therapies by investing in science and clinical development.

CONTACT:
Amanda Murphy, Director, Investor Relations & Corporate Communications
Novelion Therapeutics
857-242-5024
Amanda.murphy@novelion.com